Exhibit (h)(2)
FORM OF
SUB-ADMINISTRATION AGREEMENT
          This Sub-Administration Agreement (“Agreement”) dated and effective as of February 4, 2016, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Sub-Administrator”), and Janus Capital Management, LLC, a Delaware limited liability company (the “Administrator”).
          WHEREAS, the Janus Detroit Street Trust (the “Trust”) is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and
          WHEREAS, the Trust has retained the Administrator to furnish certain administrative services to the Trust and the Funds; and
          WHEREAS, the Administrator desires to retain the Sub-Administrator to furnish certain administrative services to the Trust and the Funds, and the Sub-Administrator is willing to furnish such services, on the terms and conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Appointment of Sub-Administrator
          The Administrator hereby appoints the Sub-Administrator to act as sub-administrator with respect to the Trust and the Funds for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Sub-Administrator accepts such appointment and agrees to render the services stated herein.
          The Trust currently consists of the Fund(s) and its/their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which the Administrator wishes to retain the Sub-Administrator to act as sub-administrator hereunder, the Administrator shall notify the Sub-Administrator in writing. Upon written acceptance by the Sub-Administrator, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable by the Administrator) may be modified with respect to such Fund in writing by the Administrator and the Sub-Administrator at the time of the addition of such Fund.
2.	Delivery of Documents
          The Administrator will promptly deliver to the Sub-Administrator copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Trust Instrument and By-laws (“Governing Documents”);

b.
The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time;

c.
Copies of the resolutions of the Board of Trustees of the Trust (the “Board”) certified by the Administrator’s Secretary authorizing (1) the Administrator to enter into this Agreement and (2) certain individuals on behalf of the Administrator to (a) give instructions to the Sub-Administrator pursuant to this Agreement and (b) sign checks and pay expenses;

d.	A copy of the Administration Agreement and any other service agreements between the Trust and the Administrator; and

e.	Such other certificates, documents or opinions which the Sub-Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.
3.	Representations and Warranties of the Sub-Administrator
          The Sub-Administrator represents and warrants to the Administrator that:
a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair the Sub-Administrator’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Sub-Administrator or any law or regulation applicable to it.
4.	Representations and Warranties of the Administrator
          The Administrator represents and warrants to the Sub-Administrator that:

a.	It is a limited liability company, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its organizational documents to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would impair the Administrator’s ability to perform its duties and obligations under this Agreement;

e.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it;

f.
It is the expectation of the parties that no information about an identifiable individual (“Personal Information”) shall be provided to the Sub-Administrator in connection with the performance of its services under this Agreement. To the extent any Personal Information is provided to the Sub-Administrator by or on behalf of the Administrator, the Trust or a Fund, the Administrator represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Sub-Administrator, and as required for the Sub-Administrator to use and disclose such Personal Information in connection with the performance of the services hereunder. The Administrator acknowledges that the Sub-Administrator may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Administrator, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. The Sub-Administrator shall be kept indemnified by and be without liability to the Administrator for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

g.	With respect to the Trust:
(1)	The Trust is a statutory trust duly organized, existing and in good standing under the laws of the state of its formation;

(2)	The Trust is an investment company properly registered under the 1940 Act;

(3)	The registration statement under the 1933 Act and 1940 Act has been filed by the Trust and is effective and will remain in effect during the term of this Agreement;

(4)	As of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made; and

(5)	As of the close of business on the date of this Agreement, the Trust is authorized to issue shares of beneficial interest.
5.	Sub-Administration Services
          The Sub-Administrator shall provide the services as listed on Schedule B, subject to the authorization and direction of the Administrator and, in each case where appropriate, the review and comment by the Administrator’s or the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Administrator and the Sub-Administrator.
          The Sub-Administrator shall perform such other services for the Administrator that are mutually agreed to by the parties from time to time, for which the Administrator will pay such fees as may be mutually agreed upon, including the Sub-Administrator’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.
          The Sub-Administrator shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.
6.	Compensation of Sub-Administrator; Expense Reimbursement; Trust Expenses
          The Sub-Administrator shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Administrator and the Sub-Administrator.
          The Administrator agrees promptly to reimburse the Sub-Administrator for any equipment and supplies specially ordered by or for the Administrator or Trust through the Sub-Administrator and for any other expenses not contemplated by this Agreement that the Sub-Administrator may incur on the Administrator’s or Trust’s behalf at the Administrator’s request or with the Administrator’s consent.
          The Administrator will bear all expenses that are incurred in its operation or the operation of the Trust and not specifically assumed by the Sub-Administrator. For the avoidance of doubt, expenses not assumed by the Sub-Administrator include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP, Form N-SAR, proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by the Sub-Administrator under this Agreement); cost of any services contracted for by the Administrator or the Trust directly from parties other than the Sub-Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q, Form N-PX, Form N-MFP and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.
7.	Instructions and Advice
          At any time, the Sub-Administrator may apply to any officer of the Administrator or his or her designee for instructions or the independent accountants for the Administrator or the Trust, with respect to any matter arising in connection with the services to be performed by the Sub-Administrator under this Agreement. In consultation with the Administrator, the Sub-Administrator shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Administrator or the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.
          The Sub-Administrator shall not be liable, and shall be indemnified by the Administrator, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Sub-Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Administrator. Nothing in this section shall be construed as imposing upon the Sub-Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.
8.	Limitation of Liability and Indemnification
          (a)     The Sub-Administrator shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. The Sub-Administrator shall have no liability in respect of any loss, damage or expense suffered by the Administrator or the Trust insofar as such loss, damage or expense arises from the performance of the Sub-Administrator’s duties hereunder in reliance upon records that were maintained for the Administrator or the Trust by entities other than the Sub-Administrator prior to the Sub-Administrator’s appointment as sub-administrator for the Administrator and the Trust. The Sub-Administrator shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless such loss or damage arises directly from, and then only to the extent of, the negligence, fraud or willful misconduct of the Sub-Administrator, its officers or employees. The Sub-Administrator shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.
          (b)     In any event, except as otherwise agreed in writing, the Sub-Administrator’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Administrator with respect to the Trust or such Fund(s) including, but not limited to, any liability relating to qualification of the Trust or a Fund as a regulated investment company or any liability relating to the Trust’s or a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Sub-Administrator’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Sub-Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2016 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2017 and terminating on December 31, 2017 shall be the date of this Agreement through December 31, 2016, calculated on an annualized basis.
          (c)     The Sub-Administrator shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any currency or securities market or system, work stoppages, natural disasters, acts of war, revolution, riots or terrorism or other similar force majeure events.
          (d)     The Administrator shall indemnify and hold the Sub-Administrator and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by the Sub-Administrator resulting from any claim, demand, action or suit in connection with the Sub-Administrator’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Administrator or upon reasonable reliance on information or records given or made by the Administrator, the Trust, Trust’s investment adviser or a person or entity duly authorized by any of them, provided that this indemnification shall not apply to actions or omissions of the Sub-Administrator, its officers or employees in cases of its or their own negligence, fraud or willful misconduct.
          (e)     The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.
9.	Confidentiality
          All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Sub-Administrator or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld. With respect to any disclosure by the Sub-Administrator pursuant to (d) above, the Sub-Administrator shall make reasonable efforts to provide the Administrator with reasonable notice prior to any such disclosure unless prohibited from doing so by law, rule, regulation or regulatory authority.
10.	Use of Data
          (a)     In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Sub-Administrator (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Administrator or the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Administrator or Trust and the Sub-Administrator or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

          (c)     Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of the Sub-Administrator and its Affiliates under this Agreement and applicable law. The Sub-Administrator shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.
11.	Compliance with Governmental Rules and Regulations; Records
          The Administrator acknowledges that the Administrator and/or the Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to the Administrator or the Trust.
          In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Administrator agrees that all records which it maintains for the Administrator shall at all times remain the property of the Administrator, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. The Sub-Administrator further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of the Sub-Administrator. In the event that the Sub-Administrator is requested or authorized by the Administrator, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Administrator or Trust by state or federal regulatory agencies, to produce the records of the Administrator or Trust or the Sub-Administrator’s personnel as witnesses or deponents, the Administrator agrees to pay the Sub-Administrator for the Sub-Administrator’s time and expenses, as well as the reasonable fees and expenses of the Sub-Administrator’s counsel incurred in such production.
12.	Services Not Exclusive
          The services of the Sub-Administrator are not to be deemed exclusive, and the Sub-Administrator shall be free to render similar services to others. The Sub-Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Administrator from time to time, have no authority to act or represent the Administrator or the Trust in any way or otherwise be deemed an agent of the Administrator.
13.	Effective Period and Termination
          This Agreement shall become effective as of its execution, shall continue in full force and effect until terminated by either party by an instrument in writing delivered or mailed, postage prepaid to the other party, such termination to take effect not sooner than one hundred eighty (180) days in the case of termination by the Sub-Administrator, and ninety (90) days in the case of termination by the Administrator, after the date of such delivery or mailing; provided, however, that any party may at any time immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of the Agreement, the Administrator shall pay to the Sub-Administrator such compensation as may be due as of the date of such termination and shall likewise reimburse the Sub-Administrator for its costs, expenses and disbursements. Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund. The provisions of Sections 6, 7, 8 and 10 of this Contract shall survive termination of this Agreement for any reason.
14.	Employment of Others
          The Sub-Administrator may employ, engage, associate or contract with such person or persons, including, without limitation, affiliates and subsidiaries of the Sub-Administrator, as the Sub-Administrator may deem desirable to assist it in performing its duties under this Agreement without the consent of the Administrator; provided, however, that the compensation of such person or persons shall be paid by the Sub-Administrator and that the Sub-Administrator shall be as fully responsible to the Administrator for the acts and omissions of any such person or persons as it is for its own acts and omissions under this Agreement. The Sub-Administrator agrees to use reasonable efforts to provide prior notice to the Administrator to the extent the Sub-Administrator engages an unaffiliated organization to perform any such duties under this Agreement.
15.	Interpretive and Additional Provisions
          In connection with the operation of this Agreement, the Sub-Administrator and the Administrator, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.
16.	Notices
          Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:
          If to the Administrator:
Janus Capital Management, LLC
151 Detroit Street
Denver, CO 80206
Attn: General Counsel

Telephone: 303-333-3863
Facsimile: 303-394-7714
          If to the Sub-Administrator:
State Street Bank and Trust Company
801 Pennsylvania Avenue
Tower I
Kansas City, Missouri 64105
Attn: Brian O’Sullivan, Senior Vice President
Telephone: 816-871-3292
Facsimile:
with a copy to:
State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel
17.	Amendment
          This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.
18.	Assignment
          This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Sub-Administrator may assign this Agreement to an affiliate in connection with an internal reorganization.
19.	Successors
          This Agreement shall be binding on and shall inure to the benefit of the Administrator and the Sub-Administrator and their respective successors and permitted assigns.
20.	Data Protection
          The Sub-Administrator shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that the Sub-Administrator receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d)

debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.
21.	Entire Agreement
          This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.
22.	Waiver
          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.
23.	Severability
          If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.
24.	Governing Law
          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.
25.	Reproduction of Documents
          This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	Counterparts
          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.
[Remainder of page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

JANUS CAPITAL MANAGEMENT, LLC

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:	Gunjan Kedia

Title:	Executive Vice President

ADMINISTRATION AGREEMENT
SCHEDULE A
Listing of Fund(s)
Janus Small Cap Growth Alpha ETF
Janus Small/Mid Cap Growth Alpha ETF

A-1

SUB-ADMINISTRATION AGREEMENT
SCHEDULE B
LIST OF SERVICES
I.	Fund Administration Financial Reporting and Treasury Services as described in Schedule B1 attached hereto;

II.	Fund Administration Tax Services as described in Schedule B2 attached hereto;

III.	Fund Administration Legal Services as described in Schedule B3 attached hereto;

IV.	[Reserved];

V.	[Reserved]; and

VI	Fund Accounting Services as described in Schedule B6 attached hereto.

B-1

Schedule B1
Fund Administration Financial Reporting and Treasury Services
a.
Prepare for the review by designated officer(s) of the Administrator or the Trust financial information regarding the Fund(s) that will be included in the Trust’s semi-annual and annual shareholder reports, Form N-Q reports and other quarterly reports (as mutually agreed upon), including tax footnote disclosures where applicable;

b.	Coordinate the audit of the Trust’s financial statements by the Administrator’s or the Trust’s independent accountants, including the preparation of supporting audit workpapers and other schedules;

c.
Prepare for the review by designated officer(s) of the Administrator or the Trust the Trust’s periodic financial reports required to be filed with the SEC on Form N-SAR and certain financial information as may be mutually agreed upon for Form N-1A, proxy statements and such other reports, forms or filings as may be mutually agreed upon;

d.
Prepare for the review by designated officer(s) of the Administrator or the Trust annual fund expense budgets, perform accrual analyses and roll-forward calculations and recommend changes to fund expense accruals on a periodic basis, arrange for payment of the Trust’s expenses, review calculations of fees paid to the Trust’s investment adviser, custodian, fund accountant, distributor and transfer agent, and obtain authorization of accrual changes and expense payments;

e.
Prepare for review by designated officer(s) of the Administrator or the Trust minimum distribution calculations (income and capital gains) at least annually, or as otherwise mutually agreed by the Sub-Administrator and the Administrator, in accordance with each Fund’s distribution policies as set forth in the Trust’s prospectus relating to each Fund.

f.
Prepare and furnish total return performance information for the Fund(s), including such information on an after-tax basis, calculated in accordance with applicable U.S. securities laws and regulations, as may be reasonably requested by the Administrator;

g.	Prepare and disseminate vendor survey information;

h.	Prepare and coordinate the filing of Rule 24f-2 notices, including coordination of payment;

i.	Provide sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002 with respect to the services provided by the Sub-Administrator; and

B1-1

j.	Maintain certain books and records of the Trust as required under Rule 31a-1(b) of the 1940 Act, as may be mutually agreed upon.

B1-2

SCHEDULE B2
Fund Administration Tax Services
a.	Prepare annual tax basis provisions for both excise and income tax purposes, including wash sales and all tax financial statement disclosure;

b.
Prepare the Funds’ annual federal, state, and local income tax returns and extension requests for review and for execution and filing by the Administrator’s or the Trust’s independent accountants and execution and filing by the Administrator’s or the Trust’s treasurer, including Form 1120-RIC, Form 8613 and Form 1099-MISC;

c.	Prepare annual shareholder reporting information relating to Form 1099-DIV;

d.
Preparation of financial information relating to Form 1099-DIV, including completion of the ICI Primary and Secondary forms, Qualified Dividend Income, Dividends Received Deduction, Alternative Minimum Tax, Foreign Tax Credit, United States Government obligations;

e.	Review annual minimum distribution calculations (income and capital gain) for both federal and excise tax purposes prior to their declaration; and

f.	Participate in discussions of potential tax issues with the Funds and the Funds’ audit firm.
Tax services, as described in this Schedule, do not include identification of passive foreign investment companies, qualified interest income securities or Internal Revenue Code Section 1272(a)(6) tax calculations for asset backed securities.

B2-1

SCHEDULE B3
Fund Administration Legal Services
a.
Prepare for filing with the SEC the following documents: Registration Statement filings made on Form N-1A and Form 497, including preparation of the Prospectus, SAI and Part C for the Fund(s) and any supplements to the Prospectus and SAI for the Fund(s);

b.	Prepare for filing with the SEC proxy statements, Form N-14, and provide consultation on proxy solicitation matters;

c.	Prepare and file correspondence and any other required communications with the SEC related to the regulatory filings identified in Sections a. and b. of this Schedule;

d.
Review and comment on disclosure made in other regulatory filings, such as Form N-CSR and Form N-CSRS, Form N-PX, Form N-Q, Rule 24f-2 filings or such other disclosure as may requested for review from time to time;

e.	Maintain general regulatory filings calendars;

f.
Assist in developing guidelines and procedures to improve overall compliance by the Trust with Form N-1A and Form N-14, including providing guidance on what may be considered industry practice on disclosure matters;

g.
As may be reasonably requested from time to time, assist the Trust in the handling of routine regulatory examinations of the Trust and work closely with the Trust’s legal counsel in response to any non-routine regulatory matters;

h.
Maintain awareness of significant emerging regulatory and legislative developments that may affect the Trust, update the Board and the investment adviser on those developments and provide related planning assistance where requested or appropriate; and

i.	File fidelity bonds prepared by the Trust’s insurance providers with the SEC.

B3-1

SCHEDULE B6
Fund Accounting Services
Books of Account. The Sub-Administrator shall maintain the books of account of each Fund and shall perform the following duties in the manner prescribed by such Fund’s currently effective Prospectus, SAI or other Governing Documents, each as and to the extent supplied to the Sub-Administrator:
a.	Record general ledger entries;

b.	Accrue/calculate daily expenses;

c.	Calculate daily income;

d.	Reconcile daily activity to the trial balance;

e.	Calculate the net asset value per share of each Fund;

f.	Transmit the net asset value per share of each Fund to the Fund’s transfer agent, distributor, the New York Stock Exchange and such other entities as directed in writing by the Administrator; and

g.	Prepare account balances.
The Administrator shall provide timely prior notice to the Sub-Administrator of any revisions or modification in the manner in which such calculations are to be performed as prescribed in any revision to such Fund’s Prospectus, SAI or other Governing Documents. For purposes of calculating the net asset value of a Fund, the Administrator shall value each Fund’s portfolio securities utilizing prices obtained from sources designated by such Fund (collectively, the “Authorized Price Sources”) on a Price Source Authorization substantially in the form attached to the Agreement as Schedule C, as the same may be amended from time to time, or otherwise designated by means of Proper Instructions (as such term is defined below) (the “Price Source Authorization”). The Sub-Administrator shall not be responsible for any revisions or modifications to calculations methods unless such revisions or modifications are communicated in writing to the Sub-Administrator.
Proper Instructions. The Administrator shall give timely Proper Instructions to the Sub-Administrator in regard to matters affecting accounting practices of the Trust and each Fund and the Administrator’s performance of fund accounting services pursuant to this Schedule. “Proper Instructions”, which may also be standing instructions, shall mean instructions received by the Sub-Administrator from the Administrator, the Trust, the Trust’s investment manager, or a person or entity duly authorized by any of them. Such instructions may be in writing signed by the authorized person or persons or may be in a tested communication or in a communication utilizing access codes effected between electro-mechanical or electronic devices or may be by such other means and utilizing such intermediary systems and utilities as may be agreed to from

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time to time by the Sub-Administrator and the person or entity giving such instructions. Oral instructions will be considered Proper Instructions if the Sub-Administrator reasonably believes them to have been given by a person authorized to give such instructions. The Administrator shall cause all oral instructions to be confirmed in writing. The Administrator, the Trust or the Trust’s investment manager shall cause its duly authorized officer to identify to the Sub-Administrator in writing the names and specimen signatures of the persons authorized to give Proper Instructions. The Sub-Administrator shall be entitled to rely upon the identity and authority of such persons until it receives notice to the contrary.
Reliance on Data, Records and Information. The Sub-Administrator shall be entitled to rely upon, and shall have no responsibility or liability for, any information or records provided by or on behalf of the Administrator, the Trust, Trust’s investment adviser or any person or entity duly authorized by any of them, including, but not limited to, any Authorized Price Source. The Sub-Administrator shall have no responsibility or liability for the failure of the Administrator, the Trust, Trust’s investment adviser or any person or entity duly authorized by any of them, including, but not limited to, any Authorized Price Source, to timely provide the Sub-Administrator with information required to perform the services.

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SCHEDULE C
PRICING SOURCE AUTHORIZATION
To: State Street Bank and Trust Company

From:
Client Name:

Client Address:

Date:

Re: PRICE SOURCE AUTHORIZATION
Reference is made to the Sub-Administration Agreement (the “Sub-Administration Agreement”) dated as of February 4, 2016 by and between Janus Capital Management, LLC, a Delaware limited liability company (the “Administrator”) and State Street Bank and Trust Company (the “Sub-Administrator”). Capitalized terms used in this Price Source Authorization or in any attachment or supplement shall have the meanings provided in the Sub-Administration Agreement unless otherwise specified. Pursuant to the Sub-Administration Agreement, the Administrator hereby directs State Street to calculate the net asset value (“NAV”) of the Trust and each Fund in accordance with the terms of the Trust’s or Fund’s currently effective Prospectus, SAI and other Governing Documents. The Sub-Administrator will perform the NAV calculation subject to the terms and conditions of the Sub-Administration Agreement and this Price Source Authorization.
The Administrator hereby authorizes the Sub-Administrator to use the pricing sources specified on the attached Authorization Matrix (as amended from time to time) as sources for prices of assets in calculating the net asset value of the Trust and each Fund. The Administrator understands that the Sub-Administrator does not assume responsibility for the accuracy of the quotations provided by the specified pricing sources and that the Sub-Administrator shall have no liability for any incorrect data provided by the pricing sources specified by the Administrator, except as may arise from the Sub-Administrator’s lack of reasonable care in performing agreed upon tolerance checks as to the data furnished and calculating the net asset value of the Trust and each Fund in accordance with the data furnished to the Sub-Administrator. The Administrator also acknowledges that prices supplied by the Administrator, the Trust or an affiliate may be subject to approval of the Trust’s Board and are not the responsibility of the Sub-Administrator.
The Administrator agrees to indemnify and hold the Sub-Administrator harmless from any claim, loss or damage arising as a result of using prices furnished by any specified pricing source.

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The Sub-Administrator agrees that written notice of any change in the name of any specified pricing source will be sent to the Administrator as such information is available to the Sub-Administrator.
Kindly acknowledge your acceptance of the terms of this letter in the space provided below.

JANUS CAPITAL MANAGEMENT, LLC

By:

Name:

Title:

The foregoing terms are hereby accepted.

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title: Vice President

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